Exhibit 99.1

Second Quarter 2015 Earnings Call

Corporate Participants

•	Juergen Stark, Turtle Beach Corp. –Chief Executive Officer

•	John T. Hanson, Turtle Beach Corp. – Chief Financial Officer

•	Tom Naples, Turtle Beach Corp. –Head of Investor Relations

Conference Call Participants

•	Sean McGowan, Oppenheimer & Co. Inc. (“Oppenheimer”)

•	James Meredith, Cowen & Company

•	Richard Hayden, TGC

PRESENTATION

Operator

Good day, ladies and gentlemen. And welcome to the Turtle Beach Second Quarter 2015 Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session, and instructions will follow at that time. [Operator Instructions] As a reminder, this conference is being recorded.

I will now turn the call over to your host, Tom Naples, please go ahead.

Tom Naples - Head of Investor Relations

Thank you, Andrew. Good afternoon everyone and welcome to the Turtle Beach Corporation’s second quarter 2015 earnings call to discuss the financial results. Before we get started, we will be referring to the Press Release filed today with details of results which can be downloaded from the Investor Relations page of our website at corp.turtlebeach.com. In addition, a recording of the call will be available on the Investor Relations section of the company’s website later this evening.

Please be aware that some of the comments made during our call may include forward-looking statements. These statements involve risks and uncertainties regarding our operations and future results that could cause Turtle Beach Corporation’s results to differ materially from management’s current expectations.

We encourage you to review the Safe Harbor statements and Risks Factors contained in today’s press release and in our filings with the Securities and Exchange Commission, including without limitation our most recent Form 10-K and our other periodic reports, which identify specific risk factors that also may cause actual results or events to differ materially from those described in forward-looking statements.

We also note that on this call we will be discussing non-GAAP financial information. We are providing that information as a supplement to information prepared in accordance with accounting principles generally accepted in the United States or GAAP. You can find a reconciliation of these metrics to our reported GAAP results in the reconciliation table provided in today’s earnings release.

And now, I’ll turn the call over to Juergen Stark, the company’s Chief Executive Officer.

Juergen Stark - Chief Executive Officer

Thanks, Tom. Good afternoon and welcome everyone on the call with us today. John Hanson, our Chief Financial Officer is here to cover our financial performance and outlook after I share some highlights on our business. I will then give some concluding thoughts before we open up the call to your questions.

Our second quarter sales results were within our guidance range and when you exclude one-time charges, our adjusted EBITDA and net income exceeded our guided expectations. On top of our financial performance, we made important progress on four major areas that we believe are critical to driving sustained growth and improved profitability. They are:

•	Growing sales and gross profit of our leading portfolio of next-generation gaming headsets;

•	Preparing for the successful launch of HyperSound Clear;

•	Transitioning to our soon to be announced new manufacturing partner; and

•	Improving our capital structure.

Beginning with our next generation of gaming headsets, sales and margins were strong. During the second quarter domestic sales of our Xbox One and PlayStation 4 compatible headsets several of which feature industry first and only innovations increased over 70% versus Q2 last year. Our next generation headsets also delivered margins roughly 10 percentage points above our previous generation headsets and are expected to be well over 30% gross margin for the year. We believe this is a great indicator of what’s to come as the new generation console user base surpasses the prior generation which is expected to happen later this year.

An even better measure of our brand and product strength is sell through which provides a more accurate read on consumer demand. According to the latest NPD U.S. retail sales data, four of the five top third-party Xbox One headsets and three of the top five third-party PlayStation 4 headsets year-to-date are Turtle Beach. Of note, our XO One headset is the top selling Xbox One third-party headset and our Stealth 400 is the top selling third-party PlayStation 4 headset as measured in dollars. In addition, our Stealth 500X is the largest selling Xbox One gaming headset above $200, which along with the Elite 800X headset, the most technologically advanced gaming headset ever has helped us increase our share of the premium end of the market to almost 40% from under 10% a year ago.

At the same time our Stealth 420X, a mid-tier product, which just launched in July is the number one new release on Amazon in Xbox One headsets and has garnered an incredible 4.7 rating. Currently the highest of any gaming headset on Amazon.

Later this year we are introducing several new high quality gaming headsets with innovative features like the PX-24 SuperAmp that delivers powerful sound from any connected device and adds features like surround sound and our amazing SuperHuman Hearing capability.

We believe that the work we’ve done over the past 20 months to bring to market the broadest best cutting edge portfolio of next generation headsets is help strengthen the connection with our consumer audience and further solidify our dominant position at retail in console gaming headsets. In fact, we estimate that we have now sold over $1 billion worth of gaming headsets in the past eight years.

As we said on our previous earnings calls the transition from prior-gen to next-gen consoles will and has put pressure on our operating results and the decline in old-gen consoles and associated accessories continues to be faster than we or analysts expected. When looking at our business we think it’s important to understand the performance of the declining old-gen headset segment separately from the rapidly growing next-gen headset segment.

Particularly given the fact that we are one of the largest providers of hardware accessories for consoles and had a far larger business in Xbox 360 in Playstation 3 headsets than any other company. As the old-gen segment has declined faster than expected. We’ve had to respond with promotions and credits to help our retail partners move their inventory that impacted gross margins by almost 600 basis point in Q2.

In fact promotional activity so far this year has been two to three times higher on old-gen headsets than next-gen headsets. In fact, as I mentioned we estimate that next-gen headsets are producing about 10% higher gross margins than old-gen headsets reflecting success of our new product launches and normal higher margins for products earlier in their lifecycle.

Recall that even a few million dollars of credits or above gross margin costs or charges have a very large impact on gross margin percentage given our normal lower revenue base in the early quarters of the year. For example $2 million drive roughly 8% gross margin change in Q2 versus 2% in Q4. Our bias has been and continues to be to take actions that we need to take to prudently manage the declining old-gen business.

The good news is that old-gen continues to be a smaller part of our business, in fact just under 25% of our revenues for the year so far, in contrast to 100% of our business two years ago. Obviously old-gen will continue to decline as a share of our business as that console generation winds down. Overseas our next gen products are also performing well in our established markets led by the U.K., where we continue to own a dominant market share position.

However like the U.S., we are experiencing sales and margin pressure from the decline in the old-gen demand, in addition to more challenging overall market conditions due to the strong dollar. Despite these near-term headwinds, we remain confident that international markets provide compelling long-term growth opportunities for our gaming headset business.

Looking ahead, we are confident that our audio engineering and product development expertise leading placement at retail and strong brand affinity among the gaming community have us well positioned to capitalize on the positive trends expected to benefit the industry in the coming years.

The quarter was also highlighted by excellent progress towards the launch of HyperSound Clear™, our groundbreaking in-home solution for people with hearing loss to better understand and enjoy TV, music and other media. Importantly, we secured partnerships with the industry leading channel partners that collectively represent about 4,000 hearing healthcare offices and retail locations in the U.S. or roughly 30% of the total points of distribution. They include American Hearing Aid Associates, Amplified Resource Group, AudConnex, Fuel Medical Group and Audiology Management Group. An incredibly powerful distribution network ready to go to launch HyperSound with more channel deals in process.

In preparation for a fourth quarter launch, the HyperSound business led by Rodney Schutt and his team of hearing health veterans has been performing patient trials in doctor’s offices across the country. The results continue to support our confidence in the growth prospects for this one of a kind product that we believe is going to reshape the audio experiences for the hard of hearing.

Meanwhile the supply chain including the first ever mass production of this type of ultrasound emitter is coming along. As I’ve discussed there are multiple unique and new elements to the production of the HyperSound hearing product, which we are working through. Also as I previously stated we will only launch when we are certain we can support mass production with high quality and high customer satisfaction.

And we have continued to drive longer term research and innovation around our HyperSound technology including good progress using materials which enable a transparent emitter as I’ve mentioned in the past. Our supply chain transformation led by Rod Andris continues with excellent progress. We’ve now successfully wound down one of our three China based manufacturers and began production of several models of gaming headsets with a new larger global manufacturing partner.

This new global platform provides us with several benefits including cost savings as well as an ability to pursue regional manufacturing of headsets over time. In addition our soon-to-be announced partner is also handling the manufacturing of Hypersound Clear which creates some nice synergies with our headset business.

Finally and perhaps most importantly we recently improved our capital structure by putting in place long term debt that places the Company in a much better position to capitalize on the many opportunities that we believe exist for the Turtle Beach and HyperSound brands. To recap, in July, we signed a fifteen million dollar term loan with Cristal Financial L.L.C. a great new partner that was introduced to us by our global lender Bank of America Merrill Lynch. And we amended roughly $14 million of existing subordinated debt held by affiliates of Stripes Group L.L.C. our largest shareholder. The roughly $29 million in aggregate term debt matures in 2019 and bears interest at LIBOR plus 10.25%.

We eliminated the multiple short term maturities in our subordinated notes. In exchange for extending the maturity and lowering the long term interest rate on the subordinated debt we issued the subordinated noteholders warrants to purchase approximately 1.7 million shares of common stock with an exercise price set at $2.54, a 20% premium to the closing price on July 21, 2015.

We believe the combination of our $60 million global credit facility with Bank of America the new long term debt and cash flow generated by our gaming headset business will allow us to fund the near term expenses associated with the upcoming launch of HyperSound Clear along with the one-time cash needs associated with the supply chain manufacturing transition. Longer term our improved capital structure provides us greater liquidity to fund our annual working capital needs particularly during the first half of the year when the gaming industry is seasonally slow. We are very pleased with the outcome of this recent process and pleased to be working with both BofA and Crystal Financial.

And with that I’ll turn it over to John.

John Hanson - Chief Financial Officer

Great. Thanks Juergen. In my presentation I will be discussing the consolidated results on a year over year basis. Beginning with the top line, net revenue in the second quarter of 2015 totaled $22.6 million compared to $22.3 million a year ago. The 1.4% increase was attributable to a 9.6% gain in domestic sales driven primarily by strong consumer response to our expanded portfolio of next generation headsets. This was partially offset by an overall decline in previous generation headset products and softer international sales due to a highly promotional environment and changes in foreign exchange rates. Gross profit for the second quarter was $3.4 million compared to $4.8 million in the same period in 2014.

Gross margin was 15% in the second quarter including the impact of promotional credits to continue to clear previous generation and license headset inventory, and some modest incremental contract manufacturer transition costs, which reduced margins by approximately 700 basis points.

For the full year, we still expect margins to improve to the low 30% range due to lower costs realized from the contract manufacturer change, logistics cost improvement projects and manufacturing fixed costs leverage, as we head into our higher revenue quarters. Operating expenses in Q2 were $16 million compared with $14 million during the same period in 2014. The increase in operating expenses was primarily attributable to higher costs associated with additional headcount, significantly higher legal fees, incremental stock compensation expense and investments in personnel and product development of our HyperSound technology.

This was partially offset by lower selling and marketing expenses due to lower trade show spend in connection with a strategic shift to more targeted promotional activity, and savings related to the termination of certain licensing agreements. We reported a net loss for the second quarter of $9.9 million, or $0.23 per diluted share based on 42.2 million average shares outstanding, compared to a net loss of $9.3 million, or $0.23 per diluted share based on 40.8 million average shares outstanding in the same period a year ago.

This was slightly below the guidance of a net loss between $9.5 million to a loss of $7.5 million due to the aforementioned significant incremental promotional activity to continue to clear old-gen and license product inventory and modest incremental contract manufacturer transition costs. Q2 2015 Adjusted EBITDA for the headset business was approximately negative $5.2 million in the second quarter, compared to a negative $4.7 million in the second quarter of two 2014.

Adjusted EBITDA on a consolidated basis was a negative $8.2 million reflecting investments of approximately $3 million in the HyperSound business during the quarter, which was within the guidance of a net loss between $9 million and $7 million.

Please note that we provided a reconciliation of GAAP reported results to Adjusted EBITDA in the accompanying tables at the end of the press release we issued today.

Now turning to the balance sheet. Starting with our cash position, at the end of the second quarter we had cash and cash equivalents of $3.0 million compared to $7.9 million at December 31, 2014. The decrease in cash from year-end is due to our HyperSound investments and higher purchases to support the contract manufacturer transition.

Total inventory as of June 30, 2015 was $37.3 million, an 82.8% decrease from $38.4 million on December 31, 2014. The company is carrying a higher level of inventory today to support the contract manufactured change. I want to walk through the specifics of our current capital structure and the steps we’ve taken to fund our growth for the next several years.

Outstanding debt at June 30, 2015 decreased 24.1%, or $10.7 million, to $33.8 million compared to $44.6 million at December 31, 2014. The debt consisted of $14.8 million borrowings under the Company’s revolving credit facility, a $7.1 million term loan and $11.9 million of subordinated debt. Following the end of the quarter, we announced a new $15.0 million term loan with Crystal Financial LLC and amendments to our outstanding subordinated debt held by affiliates of Stripes Group LLC, of which $13.9 million of subordinated debt remains outstanding with maturities extended to 2019 and an interest rate of LIBOR plus 10.25%, which is aligned with the new term loan.

As consideration for the amended terms, we approved to grant to those affiliates of Stripes warrants to purchase approximately 1.7 million shares of common stock with an exercise price set at $2.54, a 20% premium to the closing price on July 21, 2015. The warrants represent 4% of the currently outstanding shares and increase the number of fully diluted shares from approximately 48.7 million to approximately 50.4 million.

In connection with the term loan, we also amended our revolving credit facility with Bank of America Merrill Lynch. Both loans are in addition to the company’s existing $60 million global credit facility with Bank of America Merrill Lynch. That combination of our global credit facility, long term debt and cash flow generated by our gaming headset business will allow us to cover start-up costs related to the upcoming launch of HyperSound Clear and the one-time cash needs associated with the transition to our new manufacturing partner.

Now turning to our outlook. Starting with the full year, we still expect 2015 headset revenue to be approximately flat compared to 2014. Adjusted headset EBITDA margins are expected to be in the 8% to 9% range, compared to 6.5% in 2014, with gross margins improving into low-30% range. As a reminder, our projections are highly dependent on the projected rate of growth of our next generation headsets versus the decline of our previous generation headsets and the potential negative impact from changes in foreign currency exchanges rates, both of which have pressured first half results more than expected.

The stronger U.S. dollar has a translational impact on our results as well as effects on sales volumes and margin for our international distributors. If exchange rates stay where they are, we could realize a $3.0 million to $5.0 million hit to revenue, and a $1.0 million to $2.0 million hit to Adjusted EBITDA over the course of the year.

With regard to HyperSound, as Juergen mentioned, we remain on schedule for the fourth quarter launch of our HyperSound Hearing Product and therefore we are still forecasting a few million dollars in HyperSound revenue late this year. Our gross margin target for HyperSound remains 50% or better long-term, but obviously may be lower in the near-term given fixed operating costs until revenues ramp. On an Adjusted EBITDA basis, we are targeting our net investment in HyperSound not to exceed $9.0 million in 2015, with dependency on the exact launch timing.

For the third quarter 2015, we currently expect net revenue for our headset business to be in the range of $30.0 million to $35.0 million, roughly flat with the same period a year ago and at a midpoint of the range. Net loss for the third quarter is projected to be between $4.5 million and $7.5 million and Adjusted EBITDA is expected to be between a loss of $1.0 million to $5.0 million, which includes approximately $4.0 million in planned HyperSound investment. Adjusted EBITDA for the headset business is projected to be between breakeven and a positive $3.0 million.

Now I’ll turn the call over to Juergen for some closing comments.

Juergen Stark - Chief Executive Officer

Thanks John. Before we turn it over for questions, I’d like to sincerely thank the entire Turtle Beach team for their continued excellent work, launching great headsets, diligently managing the console transition and all the associated dynamics, preparing our ground-breaking HyperSound Clear product for a launch and driving the broad set of operational improvements we have underway.

I would also like to thank our shareholders for their trust and support and look forward to seeing investors at our upcoming presentation at the B. Riley & Keolis Investor Conferences in September. Looking ahead I believe we are well positioned strategically, operationally and financially to capitalize on the growth opportunities that we have created through our product innovations and strong retail partnerships. The performance of our next generation gaming headsets is providing a strong momentum as we head towards the crossover point when the next-gen console user base surpasses the old gen. And into the holiday season and we are confident that HyperSound Clear will resonate with a broad audience when it is launched later this year.

Operator we are now ready to take questions.

Question-and-Answer Session

Operator

Your first question comes from the line of Sean McGowan from Oppenheimer. Your line is open.

Sean McGowan - Oppenheimer

Hi guys, thanks a lot. Two areas of questions that I want to touch on first. John, can you give us what the net impact you expect to be from the changes in the capital structure, you know interest costs for 2015 compared to last year and how you would see that playing out next year if you can look out that far?

John Hanson - Chief Financial Officer

Yeah, I’ll have to make a few calculations.

Juergen Stark - Chief Executive Officer

Sean let him go check that. Do you have any other questions I can take?

Sean McGowan - Oppenheimer

I have one other one for John but I’ll hit you with one. Are you set and on schedule for all the new product launches that you are expecting to have for the balance of the year?

Juergen Stark - Chief Executive Officer

Yeah, we’re reasonably on schedule. We have a few more really great launches coming as we announced at E3 for holiday and those are all on track, you know, within a few weeks. As you guys know, Microsoft introduced a change to their controller which adds a new jack, and so we’ve had to make some last minute modifications to a few products to make sure that they work to our performance expectations. But other than that everything is kind of tracking. And I’ll also note that given last year that we have significantly changed our logistics, including a new consolidated warehouse in the United States, and hope and expect not to have port issues hit us again this year.

Sean McGowan - Oppenheimer

Okay. And Juergen, while you’re there, any questions, I mean any changes that you’ve seen in the competitive landscape, new players coming on strongly and old players kind of fading away or is it the same cast of characters?

Juergen Stark - Chief Executive Officer

Sean, it’s a good question, it’s the same cast of characters. So we haven’t seen any meaningful new entrants, nobody’s — nobody that were not very familiar with is in or taking any share. And so we… the competitive environment is kind of exactly as we expected at this point in time.

Sean McGowan - Oppenheimer

Okay. Great.

John Hanson - Chief Financial Officer

Hey Sean, the increase in annual interest is approximately $2.0 million dollars from where we were before the addition of the Crystal term loan facility on an annualized basis. And obviously, I say $2.0 million dollars, we have to — it’s a function of cash flow generation and that’s a function of the rate of pace in the launch of HyperSound. So today assuming $2.0 million we would see at the upper end, and then obviously that declines overtime as that business works its way out of these upfront cash flows and there is some more cash generation.

Sean McGowan - Oppenheimer

Okay. Great and then last question for you John. Can you be more specific on what the impact was of currency on total sales and on EPS to the extent that you know at this point?

John Hanson - Chief Financial Officer

Yes, so far the first half — in the first half of the year, right, in both quarter, the U.S. dollar actually strengthened against the – or I should say actually weakened against the British pound as well as the euro in the second quarter, so we did get some relief in the second quarter from the exchange rate but it’s in the several hundred thousand dollar range.

As we look forward at rates going forward, as we — because we’re only about 30% away through the year — we look at what the forward rates are and when we see that 70% of our revenues are to come, we see a risk in revenue, a potential revenue risk, of $3 to $5 billion dollars. So in the first two quarters fairly minimal.

Juergen Stark - Chief Executive Officer

So I’ll just make one other comment on this, Sean, because we mentioned Europe. Domestically we are we are very much on track in the first half of the year. The only weakness we’re really seeing is on the revenue line is in Europe, and while there is a direct foreign currency exchange impact, where you can do math and calculate the difference in revenues, you know, we think that the market in general is somewhat weaker there, and we certainly see the foreign exchange impacting our distributors and my guess would be some retailers as well if they’re buying in dollars. And so that, for us that’s a bit more difficult to quantify impact, but we are certainly seeing it in the first half of the year.

Sean McGowan - Oppenheimer

And how much was international down in the quarter?

Juergen Stark - Chief Executive Officer

I don’t think we’ve broken it out, but it was down significantly from our own expectations and somewhat kind of made up for with very strong performance domestically.

Sean McGowan - Oppenheimer

Okay, thank you very much.

Juergen Stark - Chief Executive Officer

Thanks, Sean.

Operator

Your next question comes from the line of James Meredith with Cowen and Company. Your line is open.

Juergen Stark - Chief Executive Officer

Hi James.

James Meredith - Cowen and Company

Hi, thanks for taking my questions. So, a couple of housekeeping items. Was there any HyperSound revenue at all in the quarter?

Juergen Stark - Chief Executive Officer

Yeah, there was some. In fact right now the only HyperSound revenue really is the commercial product, like retail displays. As we mentioned we’ve de-focused on that and really focused all of our effort on the HyperSound Clear product, as we know that market from every indication is going to be orders of magnitude larger. But we do have a small set of resources, a small team working on the commercial HyperSound sales and actually making good progress. Not meaningful revenues yet, but a good pipeline of additional name brand pilots that are underway in the commercial business.

So that’s one that we’ve got, it’s kind of on a low burn, but it’s producing some revenues doing actually quite well and we’ll make, we’ll looking at, we’re monitoring it and if it has the chance to be a material business we’ll keep resourcing and if not we won’t. But right now it’s actually looking quite promising.

James Meredith - Cowen and Company

Okay, thanks. Again, on the housekeeping side, the transition costs to the global contract manufacturer. Um, so that was, I believe you said, 700 basis points of gross margin in the quarter. How far into that process are you, how much more of these transition costs should we expect to see?

Juergen Stark - Chief Executive Officer

Let me maybe clarify. We had about 700 basis points of unusual items in Q2. And most of that — 600 basis points of that roughly — was in additional promotional credits and activities to move old gen as well as some licensed products in Q2. About a 100 basis points of the impact were some minor scrap write-off, some kind of end of life type activity with our former manufacturing partners, kind of, there is always a little bit of damage when you wound down with someone, you have to kind of, you completely have to clean out and we found smaller parts and smaller headsets and things like that. So it’s not a huge amount and we don’t expected going forward, we are now completely done and fully reconciled with that manufacturing partner.

James Meredith - Cowen and Company

Okay, forgive me, I had misunderstood. I guess if the bigger piece of the gross margin — on one timers or transitional things, is on the promos and the inventory clearing — how much of that, how far are you into that process and how much longer, how should we think about Q3 and maybe Q4 on that side?

Juergen Stark - Chief Executive Officer

Yes. So that’s important question. Because all of us, first and foremost, myself and John are kind of, we don’t like going through these calls and having to constantly call out these surprise one-time items. So let me explain the dynamic. We obviously — we know and had forecast what the old gen decline would look like, how rapidly it’s part of our financial plan. When that rate goes up, which it has, so it’s continue to kind of increase in the speed of decline, then you basically have weekly sell through rate on some old gen products that start not tracking with expectations. When that happens over a series of a few months then the retailers got too much inventory. And because we value our partnerships and relationships with these retailers, and we’re obviously selling in all of the new products, we tend to do our best to support their efforts, and so we did that and it cost us some money. Again it’s — remember that a small amount of money in Q2 above the gross margin line has a big impact on the gross margin.

In addition, you’ll recall that we decided to and some of our licensed headset deals. These are some of the older deals — 2014 and 2013. And when you do that you have a limited amount of time to sell out the rest of your headsets. We took a write-off in Q1 and, in addition, we helped the retailers sell out of some of those products as well with some incremental promotional credits. So the most important, that’s the context, and I think it’s really important to understand why it happens and why it wasn’t in our forecast. And in terms of how far past it are we. We still see some of it in Q3 and are providing some help in July and a little bit in August. My guess is we’re 80% to 90% of the way through the cycle now, with a lot of it having happened for part of last year and this year. And so that’s kind of my ballpark assessment is that the amount of hits we’re taking on the stuff should now start to rapidly decline. But we’re not 100% of the way past it.

Operator

Your next question comes from the line of Richard Hayden with TGC. Your line is open.

Richard Hayden - TGC

Hi. Can you hear me? Good, I’m driving. With respect to the HyperSound, what’s the minimal level of production that you have guarantee your new contract that you have?

Juergen Stark - Chief Executive Officer

That’s a very good question. So just as a reminder it’s the same manufacturing partner who’s doing headsets. Headsets are obviously a lot of volume for the few models that they’ve started with. But we get a lot of nice synergy by having them also produce HyperSound and that also gives us the ability, which is one of the key reasons we picked this large global partner, to do regional manufacturing. And so because of the global amount of business that we’re doing with them, both started this year as well as is in the future, there’s no minimum amount of HyperSound production that we’ve had to agree to.

Richard Hayden - TGC

Good. Have you discussed publicly what the retail price of this item is going to be?

Juergen Stark - Chief Executive Officer

We have. We’ve said it. The price will be about $1500, or $1499. That still may change by the way, as we get up to launch, but that’s the price that from input from the variety of channel partnerships that we’ve signed, seems to be a nice balance between very affordable, cheaper than even some lower end hearing aids. Despite the fact that the product is programmable, right, for the person’s hearing profile just like a high end hearing aids, and high end hearing aids are $4,000 to $8,000.

And based on the input obviously, we’re going to generate a good gross margin over time on the product and so the retail price has a lot to do with our channel input in terms of where they feel the sweet spot will be.

Richard Hayden - TGC

This is a random of question, but would any if this expense be covered by insurance?

Juergen Stark - Chief Executive Officer

That’s actually a very good question. I was surprised to learn in the last few years as we did diligence on the Parametric acquisition, that, that it’s not. Hearings aids are not covered by insurance, which was surprising to me. There is some coverage for hearing aids in Europe, and by the way we have a few industry veterans already on our team in Europe because Europe will be the second market we will launch in with HyperSound Clear, and a part of the appeal of Europe is that they do have more coverage for these kind of — for hearing aids at least — and that team there will start to undertake the effort to see if we can have HyperSound covered.

Long-term I will tell you that, even though hearing aids are not covered, there is a pretty good argument in our opinion that HyperSound will actually help prevent further hearing loss, because right now people with hearing loss are watching TV are typically turning the volume way up, which is not good for the rest of their hearing if not damaged yet, and probably is not good for everyone else in the room that’s watching TV with them. So this will be very much of a longer term effort, but the team is thinking about whether there is an argument to be made that HyperSound has actually got some real benefit and therefore should be covered. And one of the guys we’ve hired, Brian Taylor, is one of the foremost clinical people in the industry is on our team and helping for exactly this reason to help work things like this.

Richard Hayden - TGC

Okay. Well good luck. And obviously hope to see you in the not too distance future.

Operator

Your next question comes from the line of James Meredith from Cowen & Company. Your line is open.

James Meredith – Cowen and Company

Hello again and thanks for just taking this quick follow up question. The commentary, uh, the refresh commentary about gross margin in the low 30s. I just wanted for clarity, do you mean exiting year or for the full year when you make that statement?

Juergen Stark - Chief Executive Officer

Yeah very important. Our annual gross margin target is 30% plus and so obviously our gross margins are a bit lower than we expected in the first half of the year because of some of these one-time items but we are still targeting to reach 30% or slightly over 30% for the year.

James Meredith – Cowen and Company

And so that’s inconclusive of the manufacturing transition cost and the promotional expense and all that, that’s not an adjusted number, is that correct?

Juergen Stark - Chief Executive Officer

No, it’s uh, well, yes, that is correct. Remember though it may seem — you may be wondering well how’s that possible, remember that Q4, that Q4 has twice the revenue of all of Q1 and Q2 together typically. And we have a fair amount of our operations costs that in the gross margin line are fixed, they don’t vary across the year. And so you have very low operating leverage, uh, in the lower first two quarters of the year, it improves in Q3 but then a Q4, you can move 8% to 9% of margin just because the revenue line is higher and you’re spreading your reasonably fixed operating costs.

James Meredith – Cowen and Company

Yup. Okay. Final question if on the tax rate, it’s been running in the sort of mid to low-20s. How should we think about that?

John Hanson - Chief Financial Officer

Yeah, so, based on current projections, 24% is the right number to use.

James Meredith – Cowen and Company

And that would be this year, next year?

John Hanson - Chief Financial Officer

This year and next year. Yeah, based on what we know today 24% certainly for this year. Again we’ll talk more about it here in a couple quarters for next year, but that’s going to be contingent in 2016 on a variety of things. But right now I think your safe at an amount of 24%.

James Meredith – Cowen and Company

Okay, thank you.

John Hanson - Chief Financial Officer

Thank you.

Operator

I’m showing no further questions at this time. I would now like to turn the conference back to Mr. Stark for closing remarks.

Juergen Stark - Chief Executive Officer

Great. Thank you again everybody for participating in our conference call and for the good questions. We’ll see you either at the upcoming conferences in September or on the next earnings call. Thank you very much.

Operator

Ladies and gentlemen, this concludes today’s conference. Thank you for your participation and have a wonderful day. You may all disconnect.